Exhibit 10.2

SCHOLASTIC CORPORATION GUIDELINES FOR STOCK UNITS GRANTED UNDER THE SCHOLASTIC CORPORATION 2001 STOCK INCENTIVE PLAN (As Amended and Restated Effective as of May 25, 2006)

      Grants of Stock Units (as defined below) under the Scholastic Corporation 2001 Stock Incentive Plan (the “Plan”) shall be subject to, and governed by, the provisions set forth in these guidelines, the Plan (including, without limitation, Article VIII) and the applicable Award Agreement. An Award of Stock Units shall constitute an Other Stock-Based Award under the Plan. Unless otherwise indicated, any capitalized term used but not defined in these guidelines shall have the meaning ascribed to such term in the Plan.

      To the extent applicable, these guidelines are intended to comply with the applicable requirements of Section 409A of the Code (and the regulations thereunder) and shall be limited, construed and interpreted in a manner so as to comply therewith.

      The Company initially adopted these guidelines effective as of September 20, 2004. The Company hereby amends and restates these guidelines effective as of May 25, 2006 in order to include a deferral feature that complies with the requirements of Section 409A of the Code. These guidelines apply to Stock Units granted on or after May 25, 2006 to the extent that such Awards permit deferrals. In addition, these guidelines apply to a portion of the Stock Units granted on September 20, 2004, as provided in Section 4.1(a) below. These guidelines are part of the Plan and shall expire in accordance with Article XIV thereof.

1.   Definitions. For purposes of these guidelines, the following definitions shall apply:

     1.1.      “Cause” means, solely for purposes of the grant of Stock Units and notwithstanding the definition of Cause in the Plan: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Stock Unit (or where there is such an agreement but it does not define “cause” (or words of like import)) any of the following as determined by the Committee in its good faith discretion: (i) willful misconduct of the Participant with regard to the Company; (ii) willful refusal of the Participant to follow the proper direction of the Board or any individual to whom the Participant reports; (iii) the Participant’s fraud or dishonesty with regard to the Company (other than good faith expense account disputes); or (iv) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of a Stock Unit that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

     1.2.      “Disability” means, solely for purposes of the grant of Stock Units and notwithstanding the definition of Disability in the Plan, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

     1.3.      “Good Reason” means, solely for purposes of the grant of Stock Units: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Stock Unit (or where there is such an agreement but it does not define “good reason” (or words of like import)) any of the following as determined by the Committee in its good faith discretion: (i) any material adverse change in a Participant’s then positions or titles; (ii) a material diminution of a Participant’s then duties, responsibilities or authority; or (iii) a material decrease in a Participant’s annual rate of base salary (other than an across-the-board decrease); or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of a Stock Unit that defines “good reason” (or words of like import), “good reason” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “good reason” only applies on occurrence of a change in control, such definition of “good reason” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

     1.4.      “Key Employee” means a Participant who is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Proposed Treasury Regulation Section 1.409A -1(i)(1), as may be modified or superseded, as the case may be, and as determined in accordance with the rules and procedures specified by the Committee in accordance with the requirements of Section 409A of the Code and the Treasury regulations thereunder.

     1.5.      “Retirement” means a Termination of Employment on or after age 55 in accordance with the Company’s standard retirement policies.

     1.6.      “Stock Unit” means a restricted stock unit, which is a unit of measurement equivalent to one share of Common Stock but with none of the attendant rights of a holder of a share of Common Stock until a share of Common Stock is ultimately distributed in payment of the obligation (other than the right to receive dividend equivalent amounts in accordance with Section 4 hereof). Upon distribution, all vested Stock Units shall be paid solely in the form of shares of Common Stock.

     1.7.      “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as described in Section 152(a) of the Code) of a Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.   Eligibility. Any Eligible Employee or Consultant (or prospective employee of the Company or any of its Affiliates or prospective Consultant) who is designated by the Committee is eligible to receive Stock Units pursuant to these guidelines. Notwithstanding the foregoing, no such person shall be eligible to defer the payment of Stock Units unless such person is an Eligible Employee who is a member of a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. To the extent a Participant is no longer considered a member of a select group of management and highly compensated employees within the meaning of Section 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee may deem such Participant ineligible to defer any additional Stock Units and all then unvested Stock Units shall continue to vest in accordance with the applicable vesting schedule and all vested Stock Units shall be payable in accordance with the Participant’s then existing elections, subject to the terms of these guidelines.

3.    Vesting of Stock Units and Payment.

     3.1. Except as otherwise provided in Section 3.3 hereof and in the Award Agreement, 25% of an Award of Stock Units shall vest on a date that is thirteen months after the grant date (“Initial Vesting Date”) and an additional 25% of such Award of Stock Units shall vest on each succeeding anniversary of the grant date, provided that the Participant is continuously employed by the Company or any of its Affiliates (including any period during which the Participant is on leave of absence or any other break in employment in accordance with the Company’s policies and procedures) on each applicable vesting date.

     3.2. Except as otherwise provided in Sections 3.3 and 4.2 hereof, the Company shall distribute one share of Common Stock with respect to each vested Stock Unit as soon as practicable following the applicable vesting date.

     3.3. Upon a Termination of Employment or Termination of Consultancy (as applicable) by a Participant for Good Reason, by the Company without Cause or as a result of a Participant’s death, Disability or Retirement, all outstanding unvested Stock Units shall immediately vest and a share of Common Stock with respect to each Stock Unit shall be distributed as soon as practicable following such termination; provided, however, that, if a Participant makes a deferral election with respect to an Award, the foregoing accelerated vesting and payment provisions shall not apply to such Award if the Participant’s Termination of Employment or Termination of Consultancy (as applicable) under the circumstances described herein occurs on or before the Initial Vesting Date; provided, further, however, that, the foregoing accelerated vesting and payment provisions shall apply to such Award if the Participant’s Termination of Employment or Termination of Consultancy (as applicable) under the circumstances described herein occurs after the Initial Vesting Date. Notwithstanding the foregoing, to the extent required by Section 409A of the Code and Treasury regulations, upon a

Termination of Employment or Termination of Consultancy (other than as a result of death or Disability) of a Key Employee, distributions shall be delayed until six months after such Termination of Employment or Termination of Consultancy if such termination constitutes a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury regulations thereunder).

     3.4. Except as otherwise provided in Section 3.3 hereof, Stock Units that are not vested as of the date of a Participant’s Termination of Employment or Termination of Consultancy for any reason shall terminate and be forfeited in their entirety as of the date of such termination. Stock Units that are vested as of the date of a Participant’s Termination of Employment or Termination of Consultancy, as applicable, shall be distributed to such Participant as of the date of such termination.

4.    Deferral of Payment Date.

      4.1(a) (i) September 2004 Stock Unit Grants – Special Rules. With respect to the payment of a portion of the Stock Units granted on September 20, 2004, a Participant may elect to defer, for a period of time (expressed in whole years), of not less than five years, the scheduled payment date of September 20, 2007 (the date on which the third tranche of such Award (relating to 25% of the Award) is scheduled to vest and be paid) and the scheduled payment date of September 20, 2008 (the date on which the fourth and last tranche of the Award (relating to an additional 25% of the Award) is scheduled to vest and be paid) provided that: (A) in order for a deferral election under this Section 4.1(a)(i) to be effective, the Participant must make the election prior to September 20, 2006; (B) a deferral election made by a Participant pursuant to this Section 4.1(a)(i) shall defer the September 20, 2007 payment date and the September 20, 2008 payment date by the same period of time elected (e.g., if a Participant elects a deferral period of five years, the Stock Units scheduled to be paid on September 20, 2007 shall be paid on September 20, 2012 and the Stock Units scheduled to be paid on September 20, 2008 shall be paid on September 20, 2013); and (C) a Participant may not elect a deferral period (expressed in whole years) that is less than five years, measured from each of the September 20, 2007 and the September 20, 2008 payment dates. It is intended that any deferral election made under this Section 4.1(a)(i) constitute a change in payment election covered by the transition relief available under IRS Notice 2005-1, Q&A-19(c), as modified by the Proposed Treasury regulations under Section 409A of the Code. If a Participant who was granted Stock Units on September 20, 2004 does not make a deferral election by September 20, 2006 or, if, for whatever reason, the Participant’s deferral election is not effective, the applicable Stock Units shall be paid in accordance with the terms of the Award, except as otherwise provided in Section 3 above.

                    (ii)      Initial Deferral Elections. A Participant may, no later than 30 days after the date on which an Award of Stock Units has been granted, elect to defer each date on which a portion of the Award is scheduled to vest and be paid, provided that: (A) in order to be effective, the Participant must make the deferral election at least twelve (12) months prior to the first date on which the first tranche of the Award (relating to 25% of the Award) is scheduled to vest and be paid; (B) a deferral election made by the Participant pursuant to this Section 4.1(a)(ii) shall defer, by the same period of time, every scheduled payment date applicable to the Award (i.e., assuming a Participant makes a deferral election of five years for the Award, the first payment of Stock Units shall occur five years after the first originally scheduled payment date; the second payment of Stock Units shall occur five years after the second originally scheduled payment date, with each subsequent originally scheduled payment date being deferred by the same time period); and (C) a Participant’s deferral election will not become effective until (12) twelve months after the date on which it is made.

               (iii)      Subsequent Deferral Elections. A Participant shall be permitted to extend the previously deferred payment dates applicable to an Award of Stock Units, provided that: (A) in order to be effective, the Participant must make the subsequent deferral election at least (12) twelve months prior to the first scheduled deferred payment date; (B) a subsequent deferral election made by the Participant pursuant to this Section 4.1(a)(iii) shall defer every previously deferred payment date applicable to the Award by the same period of time (expressed in whole years) of not less than five years (i.e., each previously deferred payment date shall be deferred by the additional deferral period elected by the Participant, with the result that, after the subsequent deferral election has been made, the payment dates will continue to be staggered in time); and (C) a Participant’s subsequent deferral election will not become effective until (12) twelve months after the date on which it is made.

          (b) Any deferral pursuant to this section must be made in writing on an election form prescribed by, and acceptable to, the Company and in accordance with the procedures established by the Company. A deferral election is valid solely with respect to the Stock Units identified on the election form and must comply with the requirements of Section 4 to be given effect.

     4.2. If a Participant makes an initial or subsequent deferral election with respect to an Award of Stock Units, distribution of such units, to the extent vested, shall be made to the Participant on the earlier of: (A) the applicable deferred payment dates or (B) the Participant’s Termination of Employment or Termination of Consultancy, as applicable, subject to the special rules in Section 3.3 applicable to distributions to Key Employees; provided, however, that, no distribution shall be made upon a Participant’s Termination of Employment or a Termination of Consultancy unless such termination constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury regulations thereunder.

5.    Dividend Equivalent Amounts. Cash dividends shall be credited to a Stock Unit dividend book entry account on behalf of each Participant with respect to each Stock Unit held by such Participant, provided that the right of each Participant to actually receive such dividend shall be subject to the same restrictions as the Stock Unit to which the dividend relates. Unless otherwise determined by the Committee, cash dividends shall not be reinvested in Common Stock and shall remain uninvested.

6.    Unforeseeable Emergency. Upon the written request of a Participant, the Committee, in its sole discretion, may approve, due to the occurrence of an Unforeseeable Emergency, an immediate distribution of vested Stock Units. Any such distribution shall not exceed the amounts necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay federal, state, and local taxes and any penalties reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Determinations of the amount reasonably necessary to satisfy the emergency need must take into account any additional compensation available to the Participant upon cancellation of a deferral payment due to an unforeseeable emergency available under other deferred compensation arrangements with the Company. To the extent applicable, the Company shall make a book entry to a Participant’s account to reduce such Participant’s account to reflect a distribution pursuant to this section.

7.    Forfeiture. The Committee may, in its sole discretion, terminate any outstanding Stock Units if the Committee determines that the Participant engaged in conduct that constitutes Cause.

8.    Amendment, Suspension or Termination. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of these guidelines or any Award of Stock Units to comply with Section 409A of the Code and the regulations thereunder or any other applicable law and may also amend, suspend or terminate these guidelines and any Award of Stock Units, subject to the terms of the Plan.

9.    Section 16(b). To the extent required, these guidelines are intended to comply with Rule 16b and the Committee shall interpret and administer these guidelines in a manner consistent therewith. If an officer (as defined in Rule 16b) is designated by the Committee to receive Stock Units, any such Award shall be deemed approved by the Committee and shall be deemed an exempt purchase under Rule 16b. Any provisions inconsistent with Rule 16b shall be inoperative and shall not affect the validity of these guidelines. Notwithstanding anything herein to the contrary, if the grant of any Award of Stock Units or the payment of a share of Common Stock with respect to a Stock Unit or any election with regard thereto results or would result in a violation of Section 16(b) of the Exchange Act, any such grant, payment or election shall be deemed to be amended to comply therewith, and to the extent such grant, payment or election cannot be amended to comply therewith, such grant, payment or election shall be immediately cancelled and the Participant shall not have any rights thereto.

10.    Withholding. The Company shall have the right to deduct from any amounts otherwise payable to a Participant, whether pursuant to the Plan or otherwise, to collect from the Participant, any required withholding taxes, including but not limited to Social Security and Medicare taxes, due upon vesting and/or distribution of an Award of Stock Units hereunder.

11.    Governing Law. Except to the extent preempted by the Code, these guidelines shall be governed by the laws of Delaware.

12.    Plan Document. These guidelines and an Award of Stock Units are subject to the terms and conditions of the Plan (including, without limitation, Sections 4.1(a) and 4.2 and Articles VIII, X, XII and XIV).